Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218245

PROSPECTUS SUPPLEMENT NO. 2

TO THE PROSPECTUS DATED OCTOBER 16, 2017

AKOUSTIS TECHNOLOGIES, INC.

7,151,040 Shares of Common Stock

This prospectus supplement no. 2 (this “Supplement”) supplements information contained in the prospectus dated October 16, 2017, as supplemented by prospectus supplement no. 1, dated November 20, 2017 (together, the “Prospectus”), relating to the resale by selling stockholders of Akoustis Technologies, Inc., a Delaware corporation, of up to 7,151,040 shares of our common stock, par value $0.001 per share (“Common Stock”).

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2017 and December 15, 2017 (together, the “Forms 8-K”). Accordingly, this Supplement includes copies of the Forms 8-K (each without exhibits).

This Supplement should be read in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 15, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38029	33-1229046
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 1, 2017, Akoustis Technologies, Inc. (“Akoustis” or the “Company”) held a closing (the “December Closing”) of a private placement offering (the “Offering”) in which the Company sold 982,139 shares of its common stock, par value $0.001 per share (the “Common Stock”) to accredited investors, at a purchase price of $5.50 per share (the “Offering Price”) for aggregate gross proceeds of approximately $5,400,000. As previously reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2017 (the “November 8-K”), the Company previously sold 181,815 shares of Common Stock in the Offering, bringing the total number of shares of Common Stock subscribed for in the Offering to 1,163,954 shares, for aggregate gross proceeds before expenses of approximately $6,400,000. The Offering was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the safe harbor provided by Rule 506(b) of Regulation D.

The investors in the December Closing purchased Common Stock on the same terms and conditions described in the November 8-K, except that, in accordance with the terms of the subscription agreement executed by the Company and the investors in the December Closing, if the Company issues additional shares of Common Stock or Common Stock equivalents (subject to certain customary exceptions, including but not limited to issuances of awards under Company employee stock incentive programs and certain issuances in connection with credit arrangements, equipment financings, lease arrangements, or similar transactions) prior to the later of: (i) September 30, 2018; or (ii) 180 days after the effectiveness of a registration statement with respect to shares purchased by the investors in the Offering, for a consideration per share less than the Offering Price (as adjusted for any subsequent stock dividend, stock split, distribution, recapitalization, reclassification, reorganization, or similar event) (the “Lower Price”), each investor in the December Closing (provided that such investor is not a director, executive officer, employee, or other affiliate of the Company) will be entitled to receive from the Company additional shares of Common Stock such that, when added to the number of shares of Common Stock initially purchased by such investor, will equal the number of shares of Common Stock that such investor’s investment would have purchased at the greater of (i) the Lower Price and (ii) the “Floor Price” as defined below.

The “Floor Price” is equal to: (i) $5.00 if gross proceeds of the Offering exceed $12,500,000; (ii) $4.50 if gross proceeds of the Offering exceed $10,000,000 and are equal to or less than $12,500,000; or (iii) $4.00 if gross proceeds of the Offering are equal to or less than $10,000,000.

Investors in the December Closing also became a party to the Registration Rights Agreement described in the November 8-K. For a description of the terms and conditions of the Registration Rights Agreement, see “Item 1.01 Entry into a Material Definitive Agreement” in the November 8-K. The description of the terms and conditions of the Registration Rights Agreement in the November 8-K is specifically incorporated herein by reference.

In connection with the December Closing, the Company agreed to pay cash commissions of up to approximately $319,000 to certain placement agents, each of which is a registered U.S. broker-dealer (collectively, the “Placement Agents”). In addition, at the final closing of the Offering, the Company will be obligated to issue to the Placement Agents: (i) warrants to purchase approximately 27,865 shares of Common Stock, plus (ii) warrants to purchase a number of shares of Common Stock equal to $216,000 divided by 120% of the closing price of the Common Stock on the day immediately preceding the final closing of the Offering.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 above is incorporated herein by reference.

The shares of Common Stock issued in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell any securities, nor a solicitation of an offer to buy any securities, nor will there be any offer or sale of any securities in any state or jurisdiction absent registration or compliance with an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.             Description

10.1	Form of Registration Rights Agreement by and among the Company and the investors in the Offering (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 17, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Name: Jeffrey B. Shealy Title: Chief Executive Officer

Date:  December 7, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38029	33-1229046
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company             ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Private Placement

On each of December 11, 2017 and December 15, 2017, Akoustis Technologies, Inc. (the “Company”) held a closing (together the “December Closings”) of a private placement offering (the “Offering”) in which the Company sold 1,476,865 shares of its common stock, par value $0.001 per share (the “Common Stock”) to accredited investors, at a purchase price of $5.50 per share (the “Offering Price”) for aggregate gross proceeds of approximately $8,122,757. The Offering concluded with the closing on December 15, 2017. As previously reported in the Company’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2017 (the “November 8-K”) and December 7, 2017 (the “December 8-K” and together with the November 8-K, the “Prior 8-Ks”), the Company previously sold 1,163,954 shares of Common Stock in the Offering, bringing the total number of shares of Common Stock subscribed for in the Offering to 2,640,819 shares, for aggregate gross proceeds before expenses of $14,524,504. The Offering was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the safe harbor provided by Rule 506(b) of Regulation D.

The investors in the December Closings purchased Common Stock on the same terms and conditions described in the Prior 8-Ks, including the price-protection terms described in the December 8-K. Investors in the December Closings also became a party to the Registration Rights Agreement described in the November 8-K. For a description of the terms and conditions of the Offering, the price-protection terms, and of the Registration Rights Agreement, see “Item 1.01 Entry into a Material Definitive Agreement” in each of the Prior 8-Ks. The descriptions of such terms and conditions in the Prior 8-Ks are specifically incorporated herein by reference.

In connection with the December Closings, the Company agreed to pay cash commissions of up to approximately $788,562 to certain placement agents, each of which is a registered U.S. broker-dealer (collectively, the “Placement Agents”). In addition, the Company is obligated to issue to the Placement Agents additional warrants to purchase approximately 154,177 shares of Common Stock. In total, warrants to purchase approximately (i) 88,507 shares of Common Stock at a purchase price of $5.50 per share and (ii) 65,670 shares of Common Stock at a purchase price of $8.16 per share are issuable to the Placement Agents in connection with the Offering. The warrants are exercisable after six months and have a five and a half-year term.

Amendments to Subscription Agreements

On December 11, 2017, the Company completed the execution of amendments to each of the subscription agreements (the “May Subscription Agreements”) by and among the Company and the investors in the Company’s May 2017 private placement offering of Common Stock (the “May Offering”). The May Subscription Agreements provided that if the Company were to issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions) (the “Lower Price”), each investor in the May Offering would be entitled to receive from the Company additional shares of Common Stock equal to (i)(a) the total purchase price paid for the shares in the May Offering that are then held by the investors, divided by (b)  90% of the Lower Price, minus (ii) the number of shares in the May Offering that are then held by the investors. The amendments to the May Subscription Agreements amend these price protection provisions to provide that the additional shares of Common Stock issuable pursuant to such provisions will equal (i)(a) the total purchase price paid for the shares in the May Offering that are then held by the investors, divided by (b)  90% of the greater of (A) the Lower Price and (B) $5.50, minus (ii) the number of shares in the May Offering that are then held by the investors.

The foregoing description of the amendments to the May Subscription Agreements is qualified in its entirety by reference to the text therefor, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under “Private Placement” in Item 1.01 above is incorporated herein by reference.

The shares of Common Stock issued in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell any securities, nor a solicitation of an offer to buy any securities, nor will there be any offer or sale of any securities in any state or jurisdiction absent registration or compliance with an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Form of Registration Rights Agreement by and among the Company and the investors in the Offering (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 17, 2017).

10.2	Form of Amendment No. 1 to Subscription Agreement in the May 2017 Private Placement Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ John T. Kurtzweil
Name: John T. Kurtzweil Title: Chief Financial Officer

Date:  December 15, 2017